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Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



         We were previously the principal accountant for Excalibur Industries, Inc. and, under the date of April 9, 2003, we reported on the consolidated financial statements of Excalibur Industries, Inc. and its subsidiaries as of December 31, 2002 and 2001, and for the year ended December 31, 2002 and the period from inception (August 17, 2001) to December 31, 2001. Effective January 19, 2004, our appointment as principal accountant was terminated. We have read Excalibur Industries' statements included under Item 4 of its Form 8K dated February 2, 2004 and are in agreement with the statements therein pertaining to the date of our dismissal, the nature of our opinion on the financial statements, and that there were no disagreements on accounting matters between our firm and the registrant. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                            Yours very truly,



                                            CROSS AND ROBINSON
                                            Certified Public Accountants

Tulsa, Oklahoma
February 4, 2004




cc: Marc A. Indeglia, Esq.
Spectrum Law Group, LLP
1900 Main Street, Suite 125
Irvine, CA 92614